EXHIBIT 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO
(212) 935-8484

MEDIS TECHNOLOGIES REQUESTS INFORMATION FROM SEC AND DTC

New York, NY, October 8, 2007 — Medis Technologies Ltd. (NASDAQ:MDTL)(“Medis”) announced today that its counsel has submitted a letter to the United States Securities and Exchange Commission requesting under the Freedom of Information Act that the Commission provide Medis with the most current delivery failure data reported by banks and brokerage firms, including but not limited to short sales and open settlements, relating to Medis’ common stock.

Medis’ counsel today also submitted a letter to the Depository Trust Company requesting that the DTC perform an accounting regarding the number of shares of Medis common stock held in its custody, to determine whether its records reflect the correct number of shares outstanding.

Upon receipt of information from the SEC and DTC regarding short sales, open settlements, and the number of shares in custody, Medis will review the data in order to resolve errors in its share count, if any, and intends promptly to take any and all action it deems appropriate to address failures of market participants to cover short sales as required by the federal securities laws.

Medis Technologies’ primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets, service providers and to the military and other markets. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis’ product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called “forward looking statements” by words such as “may,” “will,” “should,” “expects,” plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis’ web site at www.medistechnologies.com.

###